Exhibit 4.2

META FINANCIAL GROUP, INC.

as Company

and

U.S. Bank National Association

as Trustee

FIRST SUPPLEMENTAL INDENTURE

dated as of August 15, 2016

5.75% Fixed-to-Floating Rate Subordinated Notes due 2026

THIS FIRST SUPPLEMENTAL INDENTURE (this “First Supplemental Indenture”), dated as of August 15, 2016, is between META FINANCIAL GROUP, INC. a corporation duly organized and existing under the laws of the State of Delaware (the “Company”), and  U.S. Bank National Association, as trustee (the “Trustee”).
RECITALS

WHEREAS, the Company has heretofore executed and delivered an Indenture dated as of August 15, 2016 (the “Base Indenture”) providing for the issuance from time to time by the Company of series of the Company’s Securities;

WHEREAS, Sections 2.01 and 3.01 and Article 9 of the Base Indenture provide for the Company and the Trustee to enter into an indenture supplemental to the Base Indenture to establish the forms or terms of Securities of any series as permitted by Article 3 of the Base Indenture;

WHEREAS, pursuant to Article 3 of the Base Indenture, the Company desires to establish, issue and sell $75,000,000 in aggregate principal amount of a new series of Securities to be known as its 5.75% Fixed-to-Floating Rate Subordinated Notes due 2026, the form and terms of which and the terms, provisions and conditions thereof to be set forth as provided in this First Supplemental Indenture; and

WHEREAS, the Company has requested that the Trustee execute and deliver this First Supplemental Indenture and to undertake all requirements necessary to make this First Supplemental Indenture a valid, binding and enforceable instrument in accordance with its terms and the terms of the Base Indenture, and to make the Notes, when executed by the Company and authenticated and delivered by the Trustee, the valid, binding and enforceable obligations of the Company and the execution and delivery of this First Supplemental Indenture has been duly authorized in all respects.

NOW, THEREFORE, in consideration of the covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1
DEFINITIONS

Section 1.01 Relation to Base Indenture. This First Supplemental Indenture constitutes an integral part of the Base Indenture.

Section 1.02 Definition of Terms. For all purposes of this First Supplemental Indenture:

(a) Capitalized terms used herein without definition shall have the meanings set forth in the Base Indenture;

(b) a term defined anywhere in this First Supplemental Indenture that is also defined in the Base Indenture shall have the meaning set forth in this First Supplemental Indenture and shall have the same meaning throughout;

(c) the singular includes the plural and vice versa;

(d) headings are for convenience of reference only and do not affect interpretation;

(e) unless otherwise specified or unless the context requires otherwise, (i) all references in this First Supplemental Indenture to Sections refer to the corresponding Sections of this First Supplemental Indenture and (ii) the terms “herein”, “hereof”, “hereunder” and any other word of similar import refer to this First Supplemental Indenture; and

(f) the following terms have the meanings given to them in this Section 1.02(f):

“Business Day” shall mean any day that is not a Saturday or Sunday and that is not a day on which banking institutions in New York, New York are authorized or obligated by law, regulation or executive order to be closed or a day in which the office of the Trustee is closed for business and, with respect to LIBOR determinations, any day on which dealings in deposits in U.S. dollars are conducted between financial institutions in the London Interbank Eurocurrency market.

“Calculation Agent” shall mean U.S. Bank National Association or any other successor appointed by the Company, acting as calculation agent.

“Covenant Breach” shall have the meaning set forth in Section 5.01(d) herein.

“Designated LIBOR Page” shall mean the display on Reuters, or any successor service, on page LIBOR01, or any other page as may replace that page on that service, for the purpose of displaying the London interbank rate for U.S. Dollars.

“DTC” shall have the meaning set forth in Section 2.03 herein.

“Event of Default” shall have the meaning set forth in Section 5.01 of the Base Indenture, as supplemented by Article 5 herein.

“Fixed Rate Interest Payment Date” shall have the meaning set forth in Section 2.05(b) herein.

“Fixed Rate Period” shall have the meaning set forth in Section 2.05(b) herein.

“Floating Rate Interest Payment Date” shall have the meaning set forth in Section 2.05(c) herein.

“Floating Rate Period” shall have the meaning set forth in Section 2.05(c) herein.

“FRB” shall mean the Board of Governors of the Federal Reserve System.

“Global Note” shall have the meaning set forth in Section 2.04 herein.

“Interest Payment Date” shall have the meaning set forth in Section 2.05(c) herein.

“Interest Period” shall mean, initially, the period from August 15, 2021 and ending on the day preceding the first Floating Rate Interest Payment Date occurring after such date and, thereafter, the period commencing on each Floating Rate Interest Payment Date and ending on the day preceding the next Floating Rate Interest Payment Date.

“LIBOR” shall mean for any Interest Period, the offered rate for deposits in U.S. dollars having a maturity of three months that appears on the Designated LIBOR Page as of 11:00 a.m., London time, on the Reset Rate Determination Date related to such Interest Period. If such rate does not appear on such page at such time, then the Calculation Agent will request the principal London office of each of four major reference banks in the London interbank market, selected by the Calculation Agent, to provide such bank’s offered quotation to prime banks in the London interbank market for deposits in U.S. dollars with a term of three months as of 11:00 a.m., London time, on such Reset Rate Determination Date and in a principal amount equal to an amount that, in the judgment of the Calculation Agent, is representative for a single transaction in U.S. dollars in the relevant market at the relevant time (a “Representative Amount”). If at least two such quotations are so provided, LIBOR for the Interest Period related to such Reset Rate Determination Date will be the arithmetic mean of such quotations. If fewer than two such quotations are provided, the Calculation Agent will request each of three major banks in the City of New York to provide such bank’s rate for loans in U.S. dollars to leading European banks with a term of three months as of approximately 11:00 a.m., New York City time, on such Reset Rate Determination Date and in a Representative Amount. If at least two such rates are so provided, LIBOR for the Interest Period related to such Reset Rate Determination Date will be the arithmetic mean of such quotations. If fewer than two such rates are so provided, then LIBOR for the Interest Period related to such Reset Rate Determination Date will be set to equal LIBOR for the immediately preceding Interest Period or, in the case of the Interest Period commencing upon the conclusion of the Fixed Rate Period, 1.12%. All percentages used in or resulting from any calculation of LIBOR will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with 0.000005% rounded up to 0.00001%. Notwithstanding the foregoing, in the event that LIBOR as determined in accordance with this definition for any Interest Period after the conclusion of the Fixed Rate Period is less than zero, LIBOR for such Interest Period shall be deemed to be zero.

“London Banking Day” shall mean any day on which commercial banks are open for business (including dealings in U.S. Dollars) in London.

“Maturity Date” shall have the meaning set forth in Section 2.02 herein.

“Notes” shall have the meaning set forth in Section 2.01 herein.

“Payment Default” shall have the meaning set forth in Section 5.01(e) herein.

“Proceeding” shall mean any event of the kind described in clauses (a) through (d) of Section 4.01 hereof.

“Ranking Junior to the Notes”, when used with respect to any obligation of the Company, shall mean any obligation of the Company which (a) ranks junior to and not equally with or prior to the Notes (or any other obligations of the Company Ranking on Parity with the Notes) in right of payment upon the occurrence of any Proceeding, or (b) is specifically designated as ranking junior to the Notes by express provision in the instrument creating or evidencing such obligation. The securing of any obligations of the Company, which obligations otherwise have a ranking junior to the Notes, shall be deemed to prevent such obligations from constituting obligations “Ranking Junior to the Notes”. For the avoidance of doubt, any junior subordinated debt securities issued or assumed by the Company shall be deemed securities ranking junior to the Notes other than any such securities issued after the date hereof that by their terms expressly rank on a parity with or prior to the Notes.

“Ranking on Parity with the Notes”, when used with respect to any obligation of the Company, shall mean any obligation of the Company which (a) ranks equally with and not prior to the Notes (or any other obligations of the Company ranking on parity with the Notes) in right of payment upon the occurrence of any Proceeding, or (b) is specifically designated as ranking on parity with the Notes by express provision in the instrument creating or evidencing such obligation. The securing of any obligations of the Company, which obligations otherwise have a ranking on parity with the Notes, shall not be deemed to prevent such obligations from constituting obligations “Ranking on Parity with the Notes”.

“Reset Rate Determination Date” shall mean the second London Banking Day immediately preceding the first day of each applicable Interest Period commencing upon the conclusion of the Fixed Rate Period.

“Senior Indebtedness” shall mean all of the Company’s:

(a) indebtedness for borrowed or purchased money, whether or not evidenced by bonds, debentures, notes, or other written instruments;

(b) obligations under letters of credit;

(c) indebtedness or other obligations with respect to commodity contracts, interest rate and currency swap agreements, cap, floor, and collar agreements, currency spot and forward contracts, and other similar agreements or arrangements designed to protect against fluctuations in currency exchange or interest rates;

(d) obligations to its “general creditors” (as defined for purposes of the capital adequacy regulations of the FRB applicable to the Company, as the same may be amended or modified from time to time) or trade creditors; and

(e) guarantees, endorsements (other than by endorsement of negotiable instruments for collection in the ordinary course of business), and other similar contingent obligations in respect of obligations of other Persons of a type described in the immediately preceding clauses (a), (b), (c) and (d), whether or not such obligation is classified as a liability on a balance sheet prepared in accordance with accounting principles generally accepted in the United States, in each case whether outstanding on the date of this First Supplemental Indenture or arising thereafter, and other than obligations Ranking on Parity with the Notes or Ranking Junior to the Notes.

Notwithstanding the foregoing, and for the avoidance of doubt, if the FRB (or other successor regulatory agency or authority) promulgates any rule or issues any interpretation that defines “general creditor(s)”, the main purpose of which is to establish criteria for determining whether the subordinated debt of a bank holding company is to be included in its capital, then the term ‘‘general creditors’’ as used herein shall have the meaning as described in that rule or interpretation.

“Tax Event” shall mean the receipt by the Company of an opinion of independent tax counsel to the effect that as a result of any:

(a) amendment to, clarification of, or change in (including any announced prospective amendment to, clarification of, or change in) the laws or any regulations of the United States or any political subdivision or taxing authority therein or thereof that is enacted or announced or that becomes effective on or after the initial issuance of the Notes,

(b) official administrative decision or judicial decision or administrative action or other official pronouncement (including a private letter ruling, technical advice memorandum or other similar pronouncement) by any court, government agency or regulatory authority that reflects an amendment to, clarification of, or change in the interpretation or application of such laws or regulations that is announced or that becomes effective on or after the initial issuance of the Notes, or

(c) threatened challenge asserted in connection with an audit of the Company, or a threatened challenge asserted in writing against any taxpayer that has raised capital through the issuance of securities that are substantially similar to the Notes, which challenge is asserted against the Company or becomes publicly known on or after the initial issuance of the Notes, there is more than an insubstantial risk that the interest accruing or payable on the Notes is not, or within 90 days of receipt of such opinion will not be, deductible by the Company, in whole or in part, for U.S. federal income tax purposes.

“Tier 2 Capital” shall mean those capital elements set forth in 12 CFR 217.20(d).

“Tier 2 Capital Event” shall mean the receipt by the Company of an opinion of independent bank regulatory counsel to the effect that, as a result of:

(a) an amendment to, or change (including any announced prospective change) in the laws or any regulations thereunder of the United States or any rules, guidelines or policies of an applicable regulatory authority for the Company, or

(b) any official administrative pronouncement or judicial decision interpreting or applying such laws regulations,

which amendment or change is effective or which pronouncement or decision is announced on or after the date of original issuance of the Notes, the Notes do not constitute, or within 90 days of the date of such opinion will not constitute, Tier 2 Capital (or its then equivalent if the Company were subject to such capital requirement) for purposes of capital adequacy guidelines of the FRB (or any successor regulatory authority with jurisdiction over bank holding companies), as then in effect and applicable to the Company.

The terms “First Supplemental Indenture,” “Company,” “Trustee,” and “Base Indenture,” shall have the respective meanings set forth in the Recitals to this First Supplemental Indenture and the introductory paragraph preceding such Recitals.

ARTICLE 2
GENERAL TERMS AND CONDITIONS OF THE NOTES

Section 2.01 Designation and Principal Amount. There is hereby established and authorized a series of Securities designated as the “5.75% Fixed-to-Floating Rate Subordinated Notes due 2026” (the “Notes”) having an initial aggregate principal amount of $75,000,000 (except for Notes authenticated and delivered upon registration of transfer of, in exchange for, or in lieu of other Notes pursuant to Sections 3.04, 3.05 or 3.06 of the Base Indenture, and except for Notes that, pursuant to Section 3.03 of the Base Indenture, are deemed to never have been authenticated and delivered under the Base Indenture). The Notes may be issued from time to time upon written order of the Company for the authentication and delivery of Notes pursuant to Article 2 and Section 3.03 of the Base Indenture.

Section 2.02 Maturity. The date upon which the Notes shall become due and payable at final maturity, together with any accrued and unpaid interest, is August 15, 2026 (the “Maturity Date”).

Section 2.03 Form, Payment and Appointment. Except as provided in Sections 3.04, 3.05 and 3.06 of the Base Indenture, the Notes will be issued only in book-entry form. Principal of, and interest on the Notes will be payable in global form, without interest coupons, registered in the name of or held by The Depository Trust Company (“DTC”) or its nominee in immediately available funds to DTC or its nominee, as the case may be, as the Holder of such Global Note. The principal of any certificated Notes will be payable at the office or agency of the Company maintained for such purpose in New York, New York, which shall initially be the principal office of the Trustee in New York, New York; provided, however, that payment of interest may be made at the option of the Company by check mailed to the Person entitled thereto at such address as shall appear in the Security Register or by wire transfer to an account appropriately designated by the Person entitled to payment; provided, that the Paying Agent shall have received written notice of such account designation at least five Business Days prior to the date of such payment (subject to presentation and surrender of the relevant Note in the case of a payment of interest on the Maturity Date).

The Security Registrar, Authenticating Agent and Paying Agent for the Notes shall initially be the Trustee.

The Notes will be issuable and may be transferred only in denominations of $1,000 or any amount in excess thereof that is an integral multiple of $1,000. The specified currency of the Notes shall be U.S. Dollars.

The Notes shall not be issued in bearer form and shall be issued only against payment in immediately available funds.

Section 2.04 Global Note. The Notes shall be issued initially in book-entry form represented by one or more fully registered global notes (each such global note, a “Global Note”) registered in the name of, or held by DTC or its nominee, and deposited with DTC or its designated custodian or such other Depositary as any officer of the Company may from time to time designate. Unless and until a Global Note is exchanged for Notes in certificated form, such Global Note may be transferred, in whole but not in part, and any payments on the Notes shall be made only to DTC or a nominee of DTC, or to a successor Depositary selected or approved by the Company or to a nominee of such successor Depositary.

Section 2.05 Interest. (a) Interest payable on any Interest Payment Date or the Maturity Date with respect to the Notes shall be the amount of interest accrued from, and including, the immediately preceding Interest Payment Date in respect of which interest has been paid or duly provided for (or from and including the original issue date of August 15, 2016, if no interest has been paid or duly provided for with respect to the Notes) to, but excluding, such Interest Payment Date or Maturity Date as the case may be.

(b) The Notes will bear interest at a fixed rate of 5.75% per annum from and including August 15, 2016 to, but excluding, August 15, 2021 (or earlier redemption) (the “Fixed Rate Period”). Interest accrued on the Notes during the Fixed Rate Period will be payable semi-annually in arrears on August 15 and February 15 of each year, commencing on February 15, 2017 (each such date a “Fixed Rate Interest Payment Date”). The interest accrued during the Fixed Rate Period will be paid to each holder in whose name a Note is registered at the close of business on January 31 and July 31 (whether or not a Business Day) immediately preceding the applicable Fixed Rate Interest Payment Date.

(c) The Notes will bear a floating interest rate from and including August 15, 2021 to, but excluding, the Maturity Date (or earlier redemption) (the “Floating Rate Period”). The floating interest rate will be equal to LIBOR as determined for each applicable Interest Period plus a spread of 463 basis points. Interest accrued on the Notes during the Floating Rate Period will be payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year (each such date, a “Floating Rate Interest Payment Date,” and together with a Fixed Rate Interest Payment Date, an “Interest Payment Date”). The interest accrued during the Floating Rate Period will be paid to each holder in whose name a Note is registered at the close of business on January 31, April 30, July 31 and October 31 (whether or not a Business Day) immediately preceding the applicable Floating Rate Interest Payment Date.  Notwithstanding the foregoing, in the event that LIBOR is less than zero, for all purposes hereunder LIBOR shall be deemed to be zero.

(d) Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months during the Fixed Rate Period, and, thereafter, a 360-day year and the number of days actually elapsed during such Floating Rate Period.  Dollar amounts resulting from this calculation will be rounded to the nearest cent, with one-half cent being rounded upward.

(e) In the event that any scheduled Interest Payment Date for the Notes falls on a day that is not a Business Day, then payment of interest payable on such Interest Payment Date will be postponed to, and shall be due on, the next succeeding day that is a Business Day with the same force and effect as if such payment was made on the originally scheduled Interest Payment Date (and no interest on such payment will accrue for the period from and after such scheduled Interest Payment Date through the next succeeding day that is a Business Day); provided however, that if an Interest Payment Date during the Floating Rate Period falls on a day that is not a Business Day, and the next succeeding Business Day falls in the next succeeding calendar month, then such Interest Payment Date will be accelerated to the immediately preceding Business Day, and the amount payable on such Business Day shall include interest accrued to but excluding such Business Day.

(f) In the event that the Maturity Date for any Note falls on a day that is not a Business Day, then the payments of principal, premium, if any, and interest due on the Maturity Date may be made, and shall be due on, the next succeeding day that is a Business Day with the same force and effect as if such payment was made on the originally scheduled Maturity Date (and no interest on such payments will accrue for the period from and after the Maturity Date). Interest due on the Maturity Date (whether or not an Interest Payment Date) will be paid to the Person to whom principal of such Notes is payable.

(g) Any interest that is payable, but is not punctually paid or duly provided for, on any Interest Payment Date (“Defaulted Interest”) shall cease to be payable to the holder on the relevant record date by virtue of having been a holder on such date, and such Defaulted Interest may be paid by the Company, either to the holder in whose name the Notes are registered at the close of business on a special record date for the payment of Defaulted Interest, or in any other lawful manner deemed practicable by the Trustee.

(h)  The determination of LIBOR for each applicable Interest Period commencing upon the conclusion of the Fixed Rate Period by the Calculation Agent will (in the absence of manifest error) be final and binding.  The Calculation Agent’s calculation of the amount of any interest payable after the conclusion of the Fixed Rate Period will be maintained on file at the Calculation Agent’s principal offices.

(i)  Notwithstanding anything herein to the contrary, the Trustee shall not be responsible for and accepts no liability with respect to determining, calculating or confirming any date, value or amount related to the Notes.  It shall be the responsibility of the Calculation Agent to notify the Trustee in writing of the same in a timely fashion to the extent the Calculation Agent has such information and to the extent the Trustee is required to have such information to perform the duties and obligations of the Trustee set forth herein or in the Notes.

(j)  As set forth above, the Calculation Agent will calculate the interest payable for each Interest Payment Date that the Notes shall accrue interest at a floating rate in accordance with the terms of the Notes.  The Calculation Agent shall calculate the interest payable in accordance with the terms of the Notes and absent manifest error, such interest calculation determination shall be binding and conclusive on the holders of the Notes and the Company.  Promptly following each Regular Record Date, the Calculation Agent will advise the Company and the Trustee of the amount of interest (to the extent then known) due on the next succeeding Interest Payment Date; provided, however, the Trustee shall have no responsibility to determine or calculate any premium due on the Notes.  On the date hereof, and unless and until the Company appoints a new Calculation Agent, U.S. Bank National Association shall serve as the Calculation Agent.

Section 2.06 No Sinking Fund. The Notes are not entitled to the benefit of any sinking fund and any provision of the Base Indenture relating to a sinking fund shall not be applicable to the Notes.

Section 2.07 Defeasance. Section 13.02 and 13.03 of the Base Indenture shall be applicable to the Notes. However, and in addition, any defeasance of the Notes pursuant to the Base Indenture shall be subject to the Company obtaining the prior approval of the FRB and any additional requirements that the FRB may impose with respect to defeasance of the Notes. Notwithstanding the foregoing, if, due to a change in law, regulation or policy subsequent to the date of this First Supplemental Indenture, the FRB does not require that defeasance of instruments be subject to FRB approval in order for the instrument to be accorded Tier 2 Capital treatment, then no such approval of the FRB will be required for such defeasance.

Section 2.08 Satisfied and Discharged. Section 4.01 of the Base Indenture shall be applicable to the Notes.

Section 2.09 Additional Issuances. The Company may from time to time, without notice to, or the consent of, the holders of the Notes, create and issue further notes Ranking on Parity with the Notes and with identical terms in all respects (or in all respects except for the offering price, the payment of interest accruing prior to the issue date of such further notes or the first payment of interest following the issue date of such further notes) in order that such further notes may be consolidated and form a single series of Notes and have the same terms as to status, redemption or otherwise as the notes; provided, however, that a separate CUSIP number shall be issued for any such additional notes unless the notes are fungible for U.S. federal income tax purposes, subject to the procedures of DTC.

Section 2.10 Accounts; Deposit of Funds. Simultaneously with the issuance of the Notes, the Trustee shall establish the following accounts; (i) Note Proceeds Account; (ii) Principal Account; (iii) Interest Account; (iv) Premium Account; and (v) Redemption Account.  If and when additional Notes are issued, additional accounts may be established.  As long as the Notes remain outstanding, the Trustee shall have no obligation to invest or reinvest any monies deposited or received hereunder.  While the Notes are represented by Global Notes registered to DTC, the Company shall deposit with the Paying Agent by 9:30 a.m., New York time (i) on each Interest Payment Date of a Note an amount in immediately available funds sufficient to pay the interest due on such date and (ii) on the Maturity Date, or earlier redemption date, an amount in immediately available funds sufficient to pay the principal of such Note (the premium due thereon, if any) and the interest accrued thereon to, but excluding, such Maturity Date or redemption date, as the case may be.  Payments for Notes not held as a Global Note shall be made to the Trustee at least one Business Day prior to the relevant payment date.  The Trustee shall clearly identify in its books and records funds relating to the Notes.  Notwithstanding any provision elsewhere contained herein, payments by the Trustee shall be made only out of amounts deposited with the Trustee with respect to such payment.  In the event the amount deposited with respect to a payment date is less than the sum of the aggregate amounts needed to make the payments due on such payment date, the Trustee shall immediately notify the Company, and shall effect no payments with respect to such payment date until such discrepancy has been resolved.  Until paid as hereinafter provided, the Trustee shall hold such amounts in trust for the benefit of the holders of the Notes.

ARTICLE 3
REDEMPTION

The following redemption provisions shall apply to the Notes.

Section 3.01 Applicability of Article. (a) The Company may, at its option, beginning with the Interest Payment Date of August 15, 2021, but not prior thereto (except as provided in paragraph (b) below), and on any Interest Payment Date thereafter, redeem the Notes, in whole or in part, subject to obtaining the prior approval of the FRB to the extent such approval is then required under the rules of the FRB, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest to, but excluding, the date of redemption.

(b) The Notes may not otherwise be redeemed prior to the Maturity Date, except that the Company may also, at its option, redeem the Notes before the Maturity Date in whole or in part upon the occurrence of (i) a Tax Event, (ii) a Tier 2 Capital Event, or (iii) the Company becoming required to register as an investment company pursuant to the Investment Company Act of 1940, as amended, in each case, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest to, but excluding, the date of redemption. Any redemption pursuant to this paragraph (b) is subject to the prior approval of the FRB to the extent such approval is then required under the rules of the FRB.

(c) The Notes will not be redeemable at the option of the Company except as set forth in this Article 3. Notice of redemption shall be given in accordance with Article 11 of the Base Indenture. Notice of redemption of the Notes to be redeemed at the election of the Company shall be given by the Company or, at the Company’s request, by the Trustee in the name and at the expense of the Company. Notwithstanding the foregoing, or any provisions contained in the Base Indenture to the contrary, any notice of redemption (and the making of any redemption payment) may be conditional at the Company’s discretion on one or more condition(s) precedent, and, the redemption date (and the making of any redemption payment) may be delayed until such time as any or all of such conditions have been satisfied or revoked by the Company if the Company determines that such condition(s) will not be satisfied.

(d) The Notes are not subject to redemption or prepayment at the option of the Holders of the Notes.

(e) Any partial redemption of the Notes pursuant to this Article 3 will be made in accordance with DTC’s applicable procedures among all of the Holders of the Notes.

(f) To the extent not inconsistent with the foregoing paragraphs (a) through (e) above, Article 11 of the Base Indenture shall apply to any redemption hereunder.

ARTICLE 4
SUBORDINATION

The following subordination provisions shall apply to the Notes.

Section 4.01 Notes Subordinate to Senior Indebtedness. The Company covenants and agrees that anything herein or the Notes to the contrary notwithstanding, the indebtedness evidenced by the Notes is subordinate and junior in right of payment to all Senior Indebtedness to the extent provided herein, and each Holder of Notes, by such Holder’s acceptance of such Notes, likewise covenants and agrees to the subordination provided for in this Article 4 and shall be bound by the provisions herein. Senior Indebtedness shall continue to be Senior Indebtedness and entitled to the benefits of these subordination provisions irrespective of any amendment, modification, or waiver of any term of the Senior Indebtedness or extension or renewal of the Senior Indebtedness.

In the event of:

(a) any insolvency, bankruptcy, receivership, liquidation, reorganization, readjustment of debt, composition, or other similar proceeding relating to the Company or its property,

(b) any proceeding for the liquidation, dissolution, or other winding up of the Company, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy proceedings,

(c) any assignment by the Company for the benefit of creditors, or

(d) any other marshalling of the assets of the Company,

all obligations with respect to all Senior Indebtedness shall first be paid in full before any payment or distribution, whether in cash, securities, or other property, shall be made to any Holder of the Notes on account of the principal or interest on the Notes. Any payment or distribution, whether in cash, securities, or other property (other than securities of the Company or any other Person provided for by a plan of reorganization or readjustment the payment of which is subordinate, at least to the extent provided in these subordination provisions with respect to the indebtedness evidenced by the Notes, to the payment of all Senior Indebtedness at the time outstanding and to any securities issued in respect of such Senior Indebtedness under any such plan of reorganization or readjustment), which would otherwise (but for these subordination provisions) be payable or deliverable in respect of the Notes shall be paid or delivered directly to the holders of Senior Indebtedness in accordance with the priorities then existing among such holders until all Senior Indebtedness (including any interest on such Senior Indebtedness accruing after the commencement of any such proceedings) shall have been paid in full. Only after payment in full of all amounts owing with respect to Senior Indebtedness shall the Holders of the Notes, together with holders of any obligations of the Company Ranking on Parity with the Notes, be entitled to be paid from any remaining assets of the Company on account of the principal of, or unpaid interest on, the Notes. In the event of any such proceeding, after payment in full of all sums owing with respect to Senior Indebtedness, the Holders of the Notes, together with the holders of any obligations of the Company Ranking on Parity with the Notes, shall be entitled to be paid from the remaining assets of the Company the amounts at the time due and owing on account of unpaid principal of (and premium, if any) and interest on the Notes and such other obligations before any payment or other distribution, whether in cash, property, or otherwise, shall be made on account of any capital stock or any obligations of the Company Ranking Junior to the Notes and such other obligations.

In the event that, notwithstanding the foregoing, any payment or distribution of any character or any security, whether in cash, securities, or other property (other than securities of the Company or any other corporation provided for by a plan of reorganization or readjustment the payment of which is subordinate, at least to the extent provided in these subordination provisions with respect to the indebtedness evidenced by the Notes, to the payment of all Senior Indebtedness at the time outstanding and to any securities issued in respect of such Senior Indebtedness under any such plan of reorganization or readjustment), shall be received by the Trustee or any Holder in contravention of any of the terms herein, such payment or distribution or security shall be received in trust for the benefit of, and shall be paid over or delivered and transferred to, the holders of the Senior Indebtedness at the time outstanding in accordance with the priorities then existing among such holders for applications to the payment of all Senior Indebtedness remaining unpaid, to the extent necessary to pay all such Senior Indebtedness in full. In the event of the failure of the Trustee or any Holder of the Notes to endorse or assign any such payment, distribution, or security, each holder of Senior Indebtedness is irrevocably authorized to endorse or assign the same.

No present or future holder of any Senior Indebtedness shall be prejudiced in the right to enforce subordination of the indebtedness evidenced by the Notes by any act or failure to act on the part of the Company. Nothing contained herein shall impair, as between the Company and the Holders of the Notes, the obligation of the Company to pay to such Holders the principal of, (and premium, if any), and interest on, such Notes or prevent the Trustee or the Holder from exercising all rights, powers and remedies otherwise permitted by applicable law or under the Base Indenture or this First Supplemental Indenture upon a default or Event of Default, all subject to the rights of the holders of the Senior Indebtedness to receive cash, securities, or other property otherwise payable or deliverable to the Holders.

Senior Indebtedness shall not be deemed to have been paid in full unless the holders shall have received cash, securities, or other property equal to the amount of such Senior Indebtedness then outstanding. Upon the payment in full of all Senior Indebtedness, the Holders of the Notes shall be subrogated to all rights of any holders of Senior Indebtedness to receive any further payments or distributions applicable to the Senior Indebtedness until the indebtedness evidenced by the Notes shall have been paid in full, and such payments or distributions received by such Holders, by reason of such subrogation, of cash, securities or other property which otherwise would be paid or distributed to the holders of Senior Indebtedness shall, as between the Company and its creditors other than the holders of Senior Indebtedness, on the one hand, and such Holders, on the other hand, be deemed to be a payment by the Company on account of Senior Indebtedness, and not on account of the Notes.

The Trustee and Holders will take such action (including, without limitation, the delivery of this First Supplemental Indenture to an agent for the holders of Senior Indebtedness or consent to the filing of a financing statement with respect to this First Supplemental Indenture) as may, in the opinion of counsel designated by the holders of a majority in principal amount of the Senior Indebtedness at the time outstanding, be necessary or appropriate to assure the effectiveness of the subordination effected by these provisions.

The provisions of this Section 4.01 shall not impair any rights, interests, remedies, or powers of any secured creditor of the Company in respect of any security interest the creation of which is not prohibited by the provisions herein.

Section 4.02 No Payment When Senior Indebtedness in Default.

(a) In the event and during the continuation of any default in the payment of the principal of, or any premium or interest on, any Senior Indebtedness beyond any applicable grace period with respect to such Senior Indebtedness, or in the event that any “event of default” (as defined in the agreements representing the Senior Indebtedness) with respect to any Senior Indebtedness shall have occurred and be continuing, permitting the holders of such Senior Indebtedness (or the trustee or agent on behalf of the holders of such Senior Indebtedness) to declare such Senior Indebtedness due and payable prior to the date on which it would otherwise have become due and payable, unless and until such “event of default” shall have been cured or waived or shall have ceased to exist and such acceleration shall have been rescinded or annulled, or

(b) in the event any judicial proceeding shall be pending with respect to any such default in payment or “event of default”,

then no payment (including any payment which may be payable by reason of the payment of any other indebtedness of the Company being subordinated to the payment of the Notes) shall be made by the Company on account of the principal of, or any premium or interest on, the Notes or on account of the purchase or other acquisition of Notes.

In the event that, notwithstanding the foregoing, the Company shall make any payment to the Trustee or the Holders prohibited by the foregoing provisions of this Section 4.02 and if such fact shall, at or prior to the time of such payment, have been made known to a Responsible Officer of the Trustee or, as the case may be, such Holder, then and in such event such payment shall be paid over and delivered to the Company or to the holders of Senior Indebtedness.

Section 4.03 Trustee and Holders of Notes May Rely on Certificate of Liquidating Agent; Trustee May Require Further Evidence as to Ownership of Senior Indebtedness; Trustee Not Fiduciary to Holders of Senior Indebtedness. Upon any payment or distribution of assets of the Company referred to in this Article 4, the Trustee and the Holders shall be entitled to rely upon an order or decree made by any court of competent jurisdiction in which such Proceedings are pending or upon a certificate of the trustee in bankruptcy, receiver, assignee for the benefit of creditors, or other Person making such payment or distribution, delivered to the Trustee or to the Holders, for the purpose of ascertaining (i) the Persons entitled to participate in such distribution, (ii) the holders of the Senior Indebtedness and other indebtedness of the Company, (iii) the amount of or payable on and the amount or amounts paid or distributed on such Senior Indebtedness or other indebtedness, and (iv) all other facts pertinent to such Senior Indebtedness or other indebtedness or to this Article 4. In the absence of any such bankruptcy trustee, receiver, assignee, or other Person, the Trustee shall be entitled to rely upon a written notice by a Person representing himself or herself to be a holder of Senior Indebtedness (or a trustee or representative on behalf of such holder) as evidence that such Person is a holder of such Senior Indebtedness (or is such a trustee or representative). In the event that the Trustee determines, in good faith, that further evidence is required with respect to the right of any Person, as a holder of Senior Indebtedness, to participate in any payments or distributions pursuant to this Article 4, the Trustee may request such person to furnish evidence to the reasonable satisfaction of the Trustee as to (I) the amount of Senior Indebtedness held by such Person, (II) the extent to which such Person is entitled to participate in such payment or distribution, and (III) other facts pertinent to the rights of such Person under this Article 4, and if such evidence is not furnished, the Trustee may offer any payment to such Person pending judicial determination as to the right of such Person to receive payment. The Trustee, however, shall not be deemed to owe any fiduciary duty to the holders of Senior Indebtedness.

Section 4.04 Payment Permitted If No Default. Nothing contained in this Article 4 or elsewhere herein, or the Notes, shall prevent (a) the Company at any time, except during the pendency of a Proceeding or under the conditions specified in Section 4.02, from making payments of the principal of, or interest on, the Notes or (b) the application by the Trustee or any Paying Agent of any moneys deposited with it hereunder to payments of the principal of, or interest on the Notes, if, at the time of such deposit, the Trustee or such Paying Agent, as the case may be, did not have the written notice provided for in Section 4.05 of any event prohibiting the making of such payment, or, if at the time of such deposit (whether or not in trust) by the Company with the Trustee or any Paying Agent (other than the Company), such payment would not have been prohibited by the provisions of this Article, and the Trustee or any Paying Agent shall not be affected by any written notice to the contrary received by it on or after such date.

Section 4.05 Trustee Not Charged with Knowledge of Prohibition. Anything in this Article 4 or elsewhere contained herein to the contrary notwithstanding, the Trustee shall not at any time be charged with knowledge of the existence of any facts that would prohibit the making of any payment of money to or by the Trustee and shall be entitled conclusively to assume that no such facts exist and that no event specified in Section 4.01 or Section 4.02 has happened, until the Trustee shall have received an Officers’ Certificate at least three Business Days prior to the date on which any payment should be made, to that effect, or notice in writing to that effect signed by or on behalf of the holder or holders of Senior Indebtedness, or their representatives, who shall have been certified by the Company, or otherwise established to the reasonable satisfaction of the Trustee to be such holder or holders, or representatives, or from any trustee under any indenture pursuant to which such Senior Indebtedness shall be outstanding. The Company shall give prompt written notice to the Trustee and to the Paying Agent of any facts which would prohibit the payment of money to or by the Trustee or any Paying Agent to the Holders.

Section 4.06 Trustee to Effectuate Subordination. Each Holder of the Notes by such Holder’s acceptance authorizes and directs the Trustee on such Holder’s behalf to take such action as may be necessary or appropriate to effectuate the subordination as between such Holder and holders of Senior Indebtedness as provided for in this Article and appoints the Trustee its attorney-in-fact for any and all such purposes.

Section 4.07 Rights of Trustee as Holder of Senior Indebtedness. The Trustee shall be entitled to all the rights set forth in this Article with respect to any Senior Indebtedness that may at the time be held by it, to the same extent as any other holder of Senior Indebtedness; provided, that nothing in this Article shall deprive the Trustee of any rights as such holder; and, provided further, that nothing in this Article shall apply to claims of, or payments to, the Trustee under or pursuant to Section 6.07 of the Base Indenture.

Section 4.08 Article Applicable to Paying Agents. In case at any time any Paying Agent other than the Trustee shall have been appointed by the Company and be then acting under the Base Indenture with respect to the Notes, the term “Trustee” as used in this Article shall in such case (unless the context shall otherwise require) be construed as extending to and including such Paying Agent within its meaning as fully for all intents and purposes as if the Paying Agent were named in this Article in addition to or in place of the Trustee; provided however, that Sections 4.05 and 4.07 shall not apply to the Company or any Affiliate of the Company if the Company or such Affiliate acts as Paying Agent.

Section 4.09 Subordination Rights Not Impaired by Acts or Omissions of the Company or Holders of Senior Indebtedness. No right of any present or future holders of any Senior Indebtedness to enforce subordination as provided for herein shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Company or by any act or failure to act, in good faith, by any such holder, or by any noncompliance by the Company with the terms, provisions, and covenants hereof, regardless of any knowledge that any such holder may have or be otherwise charged with. The holders of Senior Indebtedness may, at any time or from time to time and in their absolute discretion, change the manner, place, or terms of payment, change or extend the time of payment of, or renew or alter, any such Senior Indebtedness, or amend or supplement any instrument pursuant to which any such Senior Indebtedness is issued or by which it may be secured, or release any security, or exercise or refrain from exercising any other of their rights under the Senior Indebtedness, including, without limitation, the waiver of default, all without notice to or assent from the Holders of the Notes or the Trustee and without affecting the obligations of the Company, the Trustee, or the Holders of the Notes under this Article.

Section 4.10 Modification of Subordination Provisions. Anything contained herein or in the Base Indenture to the contrary notwithstanding, no modification or amendment and no supplemental indenture shall modify the subordination provisions of this Article 4 in a manner that would adversely affect the holders of Senior Indebtedness.

Section 4.11 Application of Money Collected. With respect to the Notes, notwithstanding Section 5.06 of the Base Indenture, any monies collected by the Trustee pursuant to Article 5 of the Base Indenture in any Proceeding shall be applied in the following order (but otherwise in accordance with Section 5.06 of the Base Indenture):

FIRST: To the payment of all amounts due the Trustee under Section 6.07 of the Base Indenture;

SECOND: To the payment of amounts then due and unpaid to the holders of Senior Indebtedness, to the extent required by this Article 4; and

THIRD: To the payment of the amounts then due and unpaid for principal of, and any premium and interest on the Notes in respect of which, or for the benefit of which such money has been collected, ratably, without preference or priority of any kind, to the Holders according to the amounts due and payable on such Notes for principal and any premium and interest, respectively.

Section 4.12 Subordination Provisions of Base Indenture. To the extent not inconsistent with the foregoing Sections 4.01 through 4.11, the provisions of Article 14 of the Base Indenture shall apply to the Notes as if “Senior Indebtedness” thereunder were “Senior Indebtedness” hereunder.

Section 4.13 Ranking of Certain Existing Indebtedness. In connection with this Article 4, the Notes shall be senior in ranking and right of payment in any Proceeding to those certain junior subordinated debentures due July 25, 2031 issued by the Company pursuant to that certain Indenture dated July 16, 2001 (and as the same may be modified, amended or supplemented from time to time, the “Junior Indenture”) between the Company and U.S. Bank National Association and, as such, the Notes shall constitute “Senior Indebtedness” under and as defined in the Junior Indenture.

ARTICLE 5
EVENTS OF DEFAULT

Section 5.01 Specification of Events of Default. (a) Notwithstanding the terms of the Base Indenture, the following shall constitute the sole “Events of Default” with respect to the First Supplemental Indenture and the Notes:

(1) the entry of a decree or order for relief in respect of the Company by a court having jurisdiction in the premises in an involuntary case under any applicable bankruptcy, insolvency, or reorganization law, now or hereafter in effect in the United States of America or any political subdivision thereof, and such decree or order shall have continued unstayed and in effect for a period of 60 consecutive days; or

(2) the commencement by the Company of a voluntary case under any applicable bankruptcy, insolvency, or reorganization law, now or hereafter in effect in the United States of America or any political subdivision thereof, or the consent by the Company to the entry of a decree or order for relief in an involuntary case under any such law; or

(3) the appointment of a receiver, conservator or similar official for the Company’s principal banking subsidiary (which, for the avoidance of doubt, as of the date of this First Supplemental Indenture, is MetaBank).

(b) Upon the occurrence of an Event of Default as set forth above, all outstanding principal of, and all accrued but unpaid interest, and premium, if any, on, the Notes, shall become automatically and immediately due and payable, without any declaration or other action on the part of the Trustee or other Holders of Notes.

(c) Pursuant to this Section 5.01, only upon the occurrence of an Event of Default described in paragraph (a) of this Section 5.01 shall all outstanding Notes become automatically due and payable. Except solely upon the occurrence of such an Event of Default, the Trustee and/or the Holders of Notes shall have no right to declare the principal of, and any accrued but unpaid interest, and premium, if any, on, the Notes, to be immediately due and payable.

(d) In addition to the circumstances described in Section 5.03 of the Base Indenture, the Trustee, in its own name and as trustee, shall be entitled and empowered to institute actions or proceedings at law or in equity to seek remedies for the failure on the part of the Company duly to observe or perform any other of the covenants or agreements on the part of the Company applicable to the Notes, and the continuance of such failure for a period of 60 days after the date on which written notice of such failure, requiring the Company to remedy the same, shall have been given to the Company by the Trustee, or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the Notes at the time outstanding (such failure and the continuance thereof after notice referred to herein as a “Covenant Breach”).

(e) The provisions of Sections 5.03, 5.04 and 5.05 of the Base Indenture shall be applicable to the default in payment of the principal of, and/or accrued interest on, the Notes and, in the case of interest payments, the continuance of such default for 30 days as described in Section 5.04 of the Base Indenture (such a default referred to herein as a “Payment Default”) and to any Covenant Breach.

(f) The provisions of Section 5.13 and 6.02 of the Base Indenture shall be applicable to any Payment Default or Covenant Breach in addition to the occurrence of any Event of Default.

(g) To the extent not inconsistent with the foregoing, the provisions of Article 5 of the Base Indenture shall apply to the Notes. Any references in Article 6 of the Base Indenture to the Trustee’s knowledge of, or actions taken or to be taken by the Trustee in connection with, a “Default” or “Event of Default” shall also, for purposes of this First Supplemental Indenture, apply to the Trustee’s knowledge of, and actions taken or to be taken by the Trustee in connection with, a Payment Default or a Covenant Breach.

ARTICLE 6
SUCCESSOR CORPORATION

Article 8 of the Base Indenture shall be applicable to the Notes; provided, however, that, as an additional condition to any consolidation, merger, sale, conveyance, lease or other disposition of all or substantially all of its property and assets permitted thereunder, no Event of Default, and no event or occurrence which, after notice or lapse of time or both, would become an Event of Default, would occur and be continuing by reason of such transaction.

ARTICLE 7
FORM OF NOTES

Section 7.01 Form of Notes. The Notes and the Trustee’s Certificate of Authentication to be endorsed thereon are to be substantially in the forms attached as Exhibit A hereto, with such changes therein as the officers of the Company executing the Notes (by manual or facsimile signature) may approve, such approval to be conclusively evidenced by their execution thereof.

ARTICLE 8
ISSUE OF NOTES

Section 8.01 Original Issue of Notes. Notes having an aggregate principal amount of $75,000,000 may from time to time, upon execution of this First Supplemental Indenture, be executed by the Company and delivered to the Trustee for authentication, and the Trustee shall thereupon authenticate and deliver said Notes to or upon the written order of the Company pursuant to Section 3.03 of the Base Indenture without any further action by the Company (other than as required by the Base Indenture).

Section 8.02 Further Issues of Notes. The Company may from time to time, without notice to or the consent of the Holders of the Notes, create and issue further notes Ranking on Parity with the Notes and with identical terms in all respects (or in all respects except for the offering price, the payment of interest accruing prior to the issue date of such further notes or except for the first payment of interest following the issue date of such further notes) in order that such further notes may be consolidated and form a single series with the Notes and have the same terms as to status, redemption or otherwise as the Notes.

ARTICLE 9
IMMUNITY OF STOCKHOLDERS, EMPLOYEES,
AGENTS, OFFICERS AND DIRECTORS

Section 9.01 Indenture and Notes Solely Corporate Obligations. No recourse for the payment of the principal of or interest on any Note, or for any claim based thereon or otherwise in respect thereof, shall be had against any shareholder, employee, agent, officer or director, as such, past, present or future, of the Company or of any successor corporation, it being expressly understood that all such liability is hereby expressly waived and released as a condition of, and as a consideration for, the execution of this First Supplemental Indenture and the issuance of the Notes. The Notes are solely obligations of the Company and are neither obligations of, nor guaranteed by MetaBank or any of the Company’ other affiliates.

ARTICLE 10
MISCELLANEOUS

Section 10.01 Ratification of Indenture. The Base Indenture, as supplemented by this First Supplemental Indenture, is in all respects ratified and confirmed, and this First Supplemental Indenture shall be deemed part of the Base Indenture in the manner and to the extent herein and therein provided. However, to the extent any provisions of this First Supplemental Indenture conflicts with the provisions of the Base Indenture, the provisions of this First Supplemental Indenture shall govern and be controlling.

Section 10.02 Trustee Not Responsible for Recitals. The recitals herein contained are made by the Company and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representation as to the validity or sufficiency of this First Supplemental Indenture.

Section 10.03 New York Law to Govern. THIS FIRST SUPPLEMENTAL INDENTURE AND EACH NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING BUT NOT LIMITED TO N.Y. GENERAL OBLIGATIONS LAW SECTION 5-1401 AND ANY SUCCESSOR STATUTE THERETO).

Section 10.04. New York Courts Jurisdiction and Waiver of Trial by Jury. To the fullest extent permitted by applicable law, the Company and the Trustee and each Holder of Notes by its acceptance thereof hereby irrevocably submit to the exclusive jurisdiction of any Federal or State court located in the Borough of Manhattan in the City of New York in any suit, action or proceeding based on or arising out of or relating to this First Supplemental Indenture or any Notes and irrevocably agrees that all claims in respect of such suite or proceeding may be determined in any such court. The parties irrevocably waive, to the fullest extent permitted by law, any objection that it may have to the laying of the venue of any such suit, action or proceeding brought in any inconvenient forum. The parties agree that final judgment in any such suit, action or proceeding brought in such a court shall be conclusive and binding upon such party, and may be enforced in any court the jurisdiction to which any party is subject by a suit upon such judgment, provided, that service of process is effected upon the Company in the manner specified herein or as otherwise permitted. EACH OF THE COMPANY AND THE TRUSTEE AND EACH HOLDER OF THE NOTES BY ITS ACCEPTANCE THEREOF IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS FIRST SUPPLEMENTAL INDENTURE, THE NOTES, OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 10.05 Separability. In case any one or more of the provisions contained in this First Supplemental Indenture or in the Notes shall for any reason be held to be invalid, illegal or unenforceable in any respect, then, to the extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provisions of this First Supplemental Indenture or of the Notes, but this First Supplemental Indenture and the Notes shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein or therein.

Section 10.06 Amendments. This First Supplemental Indenture may be amended in accordance with Article 9 of the Base Indenture; provided, however, that: (a) the following additional amendments shall require the consent of each Holder affected thereby in addition to those set forth in Section 9.02 of the Base Indenture;

(i) change the place of payment where any Note or any interest thereon is payable;

(ii) impair the right to institute suit for the enforcement of any payment on or after the Maturity Date; and

(iii) modify the provisions of Article 4 hereof in a manner adverse to the Holders of Notes; and

(b) the First Supplemental Indenture may be amended without the consent of the Holders to conform this First Supplemental Indenture to the terms and conditions of the Prospectus Supplement dated August 10, 2016 to the Prospectus dated July 12, 2016 pursuant to which the Notes were offered for sale.

Section 10.07 Counterparts. This First Supplemental Indenture may be executed in any number of counterparts each of which shall be an original, but such counterparts shall together constitute but one and the same instrument. The exchange of signature pages duly executed and delivered by the parties hereto by facsimile or .pdf via email transmission shall constitute effective execution and delivery of this First Supplemental Indenture.

[REMAINDER OF PAGE LEFT INTENTIONALLY BLANK.]

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed, as of the day and year first written above.

META FINANCIAL GROUP, INC., as Company

By:	/s/ J. Tyler Haahr
	Name:	J. Tyler Haahr
	Title:	Chief Executive Officer

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Steven J. Gomes
	Name:	Steven J. Gomes
	Title:	Vice President

[Signature Page to First Supplemental Indenture]

EXHIBIT A

GLOBAL NOTE

THIS SECURITY IS A REGISTERED GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE REFERRED TO IN THIS SECURITY AND A GLOBAL NOTE AS DEFINED IN THE FIRST SUPPLEMENTAL INDENTURE THERETO DATED AUGUST 15, 2016 AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR ITS NOMINEE. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN DEFINITIVE REGISTERED FORM, THIS SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO THE NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS SECURITY IS NOT A DEPOSIT AND IS NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY FEDERAL OR OTHER GOVERNMENTAL AGENCY.

META FINANCIAL GROUP, INC.

5.75% Fixed-to-Floating Rate Notes due August 15, 2026

ISIN:          US 59100UAA60          CUSIP: 59100 AA6

No. R-1	August 15, 2016

Meta Financial Group, Inc., a corporation duly organized and existing under the laws of the State of Delaware (hereinafter called the “Company”, which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to CEDE & Co., or registered assigns, the principal sum of SEVENTY FIVE MILLION UNITED STATES DOLLARS on August 15, 2026 (such date is hereinafter referred to as the “Maturity Date”), and to pay interest thereon, as hereinafter set forth.

This Note will bear interest at a fixed rate of 5.75% per annum from and including August 15, 2016 to but excluding August 15, 2021 (the “Fixed Rate Period”). Interest accrued on this Note during the Fixed Rate Period will be payable semi-annually in arrears on August 15 and February 15 of each year, commencing on February 15, 2017 (each such date a “Fixed Rate Interest Payment Date”). The interest accrued during the Fixed Rate Period will be paid to each holder in whose name a Note is registered at the close of business on January 31 and July 31 (whether or not a Business Day) immediately preceding the applicable Fixed Rate Interest Payment Date.

This Note will bear a floating interest rate from and including August 15, 2021 to but excluding the Maturity Date or earlier redemption (the “Floating Rate Period”). The floating interest rate will be equal to LIBOR for each applicable Interest Period plus a spread of 463 basis points. Interest accrued on this Note during the Floating Rate Period will be payable quarterly in arrears on February 15, May 15, August 15 and November 15of each year (each such date, a “Floating Rate Interest Payment Date”, together with a “Fixed Rate Interest Payment Date”, an “Interest Payment Date”). The interest accrued during the Floating Rate Period will be paid to each holder in whose name a Note is registered at the close of business on January 31, April 30, July 31 and October 31 (whether or not a Business Day) immediately preceding the applicable Floating Rate Interest Payment Date. Notwithstanding the foregoing, in the event that LIBOR is less than zero, for all purposes hereunder LIBOR shall be deemed to be zero.

“Interest Period” shall mean, initially, the period from August 15, 2021 and ending on the day preceding the first Floating Rate Interest Payment Date occurring after such date and, thereafter, the period commencing on each Floating Rate Interest Payment Date and ending on the day preceding the next Floating Rate Payment Date.

“LIBOR” shall mean for any Interest Period, the offered rate for deposits in U.S. dollars having a maturity of three months that appears on the Designated LIBOR Page as of 11:00 a.m., London time, on the Reset Rate Determination Date related to such Interest Period. If such rate does not appear on such page at such time, then the Calculation Agent will request the principal London office of each of four major reference banks in the London interbank market, selected by the Calculation Agent, to provide such bank’s offered quotation to prime banks in the London interbank market for deposits in U.S. dollars with a term of three months as of 11:00 a.m., London time, on such Reset Rate Determination Date and in a principal amount equal to an amount that, in the judgment of the Calculation Agent, is representative for a single transaction in U.S. dollars in the relevant market at the relevant time (a “Representative Amount”). If at least two such quotations are so provided, LIBOR for the Interest Period related to such Reset Rate Determination Date will be the arithmetic mean of such quotations. If fewer than two such quotations are provided, the Calculation Agent will request each of three major banks in the City of New York to provide such bank’s rate for loans in U.S. dollars to leading European banks with a term of three months as of approximately 11:00 a.m., New York City time, on such Reset Rate Determination Date and in a Representative Amount. If at least two such rates are so provided, LIBOR for the Interest Period related to such Reset Rate Determination Date will be the arithmetic mean of such quotations. If fewer than two such rates are so provided, then LIBOR for the Interest Period related to such Reset Rate Determination Date will be set to equal LIBOR for the immediately preceding Interest Period or, in the case of the Interest Period commencing upon the conclusion of the Fixed Rate Period, 1.12%. All percentages used in or resulting from any calculation of LIBOR will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with 0.000005% rounded up to 0.00001%. Notwithstanding the foregoing, in the event that LIBOR as determined in accordance with this definition for any Interest Period after the conclusion of the Fixed Rate Period is less than zero, LIBOR for such Interest Period shall be deemed to be zero.

“Designated LIBOR Page” shall mean the display on Reuters, or any successor service, on page LIBOR01, or any other page as may replace that page on that service, for the purpose of displaying the London interbank rate for U.S. Dollars.

“Reset Rate Determination Date” shall mean the second London Banking Day immediately preceding the first day of each applicable Interest Period commencing upon the conclusion of the Fixed Rate Period.

“Calculation Agent” shall mean  U.S. Bank National Association or any other successor appointed by the Company, acting as calculation agent.

Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months from and including August 15, 2016 to, but excluding, August 15, 2021, and, thereafter, a 360-day year and the number of days actually elapsed.

In the event that any scheduled Interest Payment Date for the Notes falls on a day that is not a Business Day, then payment of interest payable on such Interest Payment Date will be postponed to, and shall be due on, the next succeeding day which is a Business Day with the same force and effect as if such payment was made on the originally scheduled Interest Payment Date (and no interest on such payment will accrue for the period from and after such scheduled Interest Payment Date through the next succeeding day which is a Business Day).

In the event that the Maturity Date for the Notes falls on a day that is not a Business Day, then the payments of principal, premium, if any, and interest may be made, and shall be due on, the next succeeding day that is a Business Day with the same force and effect as if such payments were made on the originally scheduled Maturity Date (and no additional interest will accumulate on the amount payable for the period from and after the Maturity Date). Interest due on the Maturity Date (whether or not an Interest Payment Date) will be paid to the Person to whom principal of such Notes is payable.

Payment of the principal of and interest on this Note will be made at the office or agency of the Company maintained for that purpose in New York, New York, which shall initially be the principal office of the Trustee located therein, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that payment of interest may be made at the option of the Company by check mailed to the Person entitled thereto at such address as shall appear in the Security Register (subject to presentation and surrender of the relevant Note in the case of a payment of interest on the Maturity Date).

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual or facsimile signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

META FINANCIAL GROUP, INC.

By:
Name:
Title:

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:
Name:
Title:

REVERSE OF NOTE

META FINANCIAL GROUP, INC.

This Note is one of a duly authorized issue of securities of the Company (herein called the “Note”), issued and to be issued in one or more series under an Indenture (the “Base Indenture”), dated as of August 15, 2016, between the Company and U.S. Bank National Association, as Trustee (herein called the Trustee,” which term includes any successor trustee), as amended and supplemented by the First Supplemental Indenture between the Company and the Trustee (the “First Supplemental Indenture” and together with the Base Indenture, the “Indenture”), dated as of August 15, 2016, to which Indenture reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Notes and of the terms upon which the Notes are, and are to be, authenticated and delivered. This Note is one of the series designated on the face hereof, initially limited in aggregate principal amount to $75,000,000. The terms of this Note include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act. This Note is subject to all such terms, and Holders are referred to the Indenture and the Trust Indenture Act for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling (to the extent permitted by law).

All capitalized  terms used in this Note that are defined in the Indenture shall have the meaning assigned to them in the Indenture.

The Company may, at its option, beginning with the Interest Payment Date of August 15, 2021, but not prior thereto (except as provided below), and on any Interest Payment Date thereafter, redeem the Notes, in whole or in part, subject to obtaining the prior approval of the FRB to the extent such approval is then required under the rules of the FRB, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest to, but excluding, the date of redemption.

The Notes may not otherwise be redeemed prior to the Maturity Date, except that the Company may also, at its option (but subject to the prior approval of the FRB to the extent such approval is then required under the rules of the FRB), redeem the Notes before the Maturity Date in whole, at any time, or in part from time to time, upon the occurrence of (i) a Tax Event, (ii) a Tier 2 Capital Event, or (iii) the Company becoming required to register as an investment company pursuant to the Investment Company Act of 1940, as amended, in each case, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest to, but excluding, the date of redemption.

The Notes will not be redeemable at the option of the Company except as set forth in Article 3 of the First Supplemental Indenture. Notice of redemption shall be given in accordance with Article 11 of the Base Indenture. Any partial redemption of the Notes will be made in accordance with DTC’s applicable procedures among all of the Holders of the Notes. Notice of redemption of the Notes to be redeemed at the election of the Company shall be given by the Company or, at the Company’s request, by the Trustee in the name and at the expense of the Company.

Any notice of redemption may be conditional at the Company’s discretion on one or more conditions precedent, and the redemption date may be delayed until such time as any or all of such conditions have been satisfied or revoked by the Company if the Company determines that such condition(s) will not be satisfied.

The Notes are not subject to redemption or prepayment at the option of the Holders of the Notes. The Notes are not entitled to the benefit of any sinking fund.

If one or more of the Events of Default identified in Article 5 of the First Supplemental Indenture with respect to Notes shall occur and be continuing, the principal of the Notes shall become immediately due and payable in the manner and with the effect provided in the Indenture. Except solely upon the occurrence of such Events of Default specified in Article 5 of the First Supplemental Indenture, the Trustee and/or the Holders of Notes shall have no right to declare the Notes, and any accrued but unpaid interest, and premium, if any, on the Notes, to be immediately due and payable.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Notes at any time by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the Notes affected thereby and at the time outstanding. The Indenture also contains provisions permitting the Holders of a majority in principal amount of the Notes at the time outstanding, on behalf of the Holders of all Notes, to waive certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange hereof or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note is registrable in the Security Register, upon presentation and surrender of this Note for registration of transfer at the office or agency of the Company in any place where the principal of and interest on this Note are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Notes, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Notes are issuable only in registered form without coupons in denominations of $1,000 and any integral multiple of $1,000 in excess thereof.
The Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note is overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

THIS NOTE SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF THE STATE OF NEW YORK, AND FOR ALL PURPOSES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF SAID STATE (INCLUDING BUT NOT LIMITED TO N.Y. GENERAL OBLIGATIONS LAW SECTION 5-1401 AND ANY SUCCESSOR STATUTE THERETO).

ASSIGNMENT FORM
To assign this Security, fill in the form below:

I or we assign and transfer this Security to:

(Insert assignee’s social security or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint as agent to transfer this Security on the books of the Company. The agent may substitute another to act for him.

Your Signature:
(Sign exactly as your name appears on the other side of this Security)

Your Name:

Date:

Signature Guarantee:	*

* NOTICE: The Signature must be guaranteed by an Institution which is a member of one of the following recognized signature Guarantee Programs: (i) The Securities Transfer Agent Medallion Program (STAMP); (ii) The New York Stock Exchange Medallion Program (MNSP); (iii) The Stock Exchange Medallion Program (SEMP); or (iv) such other guarantee program acceptable to the Trustee.

SIGNATURE GUARANTEE

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Security Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Security registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

SCHEDULE OF INCREASES OR DECREASES IN NOTE

The initial principal amount of this Note is $75,000,000. The following increases or decreases in the principal amount of this Note have been made:

Date	Amount of decrease in principal Amount of this Note	Amount of increase in principal Amount of this Note	Principal amount of this Note following such decrease or increase	Signature of authorized signatory of Trustee